PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated August 29, 2003)	Registration No. 333-107987

SONUS PHARMACEUTICALS, INC.

5,895,102 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated August 29, 2003 of Sonus Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 3,930,071 shares of our outstanding common stock, and up to 1,965,031 shares of our common stock issuable upon the exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.”  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Ursus Offshore Ltd.	60,500	60,500	0	0

Ursus Capital L.P.	89,500	89,500	0	0

Crestview Capital Master, LLC(1)	75,000	75,000	0	0

(1)                                  Includes shares subject to warrants that are currently exercisable. This selling stockholder is an affiliate of a broker dealer and purchased the securities in the ordinary course of business. At the time this selling stockholder purchased the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities or the shares of common stock issuable upon exercise of the securities.

All information in this prospectus supplement is as of June 28, 2006.

The date of this prospectus supplement is June 28, 2006.